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Exhibit 23.3

INDEPENDENT AUDITOR'S CONSENT

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 2 to Form S-4, No. 333-73466) and related Prospectus of Perficient, Inc., and to the use of our reports (a) dated January 25, 2002, with respect to the financial statements of Javelin Solutions, Inc. for the year ended December 31, 2001 and (b) dated February 8, 2002 with respect to the financial statements of Primary Webworks, Inc. d/b/a Vertecon, Inc. for the year ended December 31, 2001.

        Our report dated February 8, 2002 for Primary Webworks, Inc. d/b/a Vertecon, Inc. contains an explanatory paragraph that states that the Company has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wipfli Ullrich Bertelson LLP

St. Paul, Minnesota
February 22, 2002

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INDEPENDENT AUDITOR'S CONSENT
St. Paul, Minnesota February 22, 2002